Exhibit 99.9

Supplemental Information dated April 6, 2022

The following information is supplemental information as of April 6, 2022 of Earthstone Energy, Inc. (“Earthstone” and collectively, with its consolidated subsidiaries, the “Company,” “we,” “us” and “our”). On January 7, 2021, Earthstone and Earthstone Energy Holdings, LLC (“EEH”) consummated the transactions contemplated by that certain Purchase and Sale Agreement dated December 17, 2020 with Independence Resources Holdings, LLC and certain of its affiliates (“IRM”). On July 20, 2021, Earthstone and EEH consummated the transactions contemplated by that certain Purchase and Sale Agreement dated March 31, 2021 with Tracker Resource Development III, LLC and certain of its affiliates (“Tracker”). On July 20, 2021, Earthstone and EEH consummated the transactions contemplated by that certain Purchase and Sale Agreement dated March 31, 2021 with SEG-TRD LLC and certain of its affiliates (“Sequel”). On February 15, 2022, Earthstone and EEH consummated the transactions (the “Chisholm Acquisition”) contemplated by that certain Purchase and Sale Agreement dated December 15, 2021 (the “Chisholm Agreement”) with Chisholm Energy Operating, LLC and certain of its affiliates (“Chisholm” and collectively with IRM, Tracker and Sequel, the “Acquired Companies”). On January 30, 2022, Earthstone and EEH entered into a Purchase and Sale Agreement (the “Bighorn Agreement”) with Bighorn Asset Company, LLC (and together with Bighorn Permian Resources, LLC, “Bighorn”) whereby EEH will acquire Bighorn’s interests in certain oil and gas leases and related property located in the Midland Basin (the “Bighorn Acquisition”). We expect to consummate the Bighorn Acquisition in the second quarter of 2022, subject to satisfaction of customary closing conditions.
Operational Update
We have operated two drilling rigs in the Midland Basin since the third quarter of 2021. Currently, one rig is drilling in each of Reagan and Irion counties. The Reagan County rig is drilling a two-well pad in our TSRH project area in which we have a 60% working interest and will average approximately 15,000-foot laterals. The Irion County rig is drilling a five-well pad in our Tracker project area in which we hold a 100% working interest and will average 10,000-foot laterals. We expect to spud a total of 40 gross / 35.2 net wells in the Midland Basin in 2022.
As of March 31, 2022, we have completed five gross (5.0 net) wells on our Nickel Saloon pad in Upton County. These wells targeted the Wolfcamp A, Wolfcamp B and Wolfcamp C zones with an average lateral length of approximately 10,100 feet and were turned online in February 2022. Since then we have completed six gross (6.0 net) wells on our Benedum pad in Upton County where we targeted the Wolfcamp A, Wolfcamp B, and Wolfcamp C zones with average laterals of approximately 7,500 feet. We are currently completing four gross (2.8 net) wells on our Hamman 45 pad in Midland County where we targeted the Jo Mill, Lower Spraberry, Wolfcamp A and Wolfcamp B zones with average laterals of approximately 7,200 feet. We expect to have both the Benedum and Hamman 45 pads online in April 2022.
We have been operating two drilling rigs in Lea County in the Delaware Basin since closing the Chisholm Acquisition. Currently, one rig is drilling a two-well pad in our Bel-Air project in which we hold a 83% working interest and will average approximately 9,400-foot laterals, and the other rig is drilling a two-well pad in our Ram project in which we hold a 98% working interest and will average approximately 10,000-foot laterals. These wells are targeting the First and Second Bone Spring zones. We expect to spud a total of 23 gross/14.8 net wells in the Delaware Basin in 2022.
We recently completed the first pad since taking over operations at our Minis project where two gross (1.9 net) wells targeted the Third Bone Spring Harkey Zone with average lateral lengths of approximately 7,500 feet and we expect to have those wells online in April 2022. We are currently completing two gross (0.8 net) wells at our Anaconda project which target the Third Bone Spring zone with average laterals of approximately 10,000 feet and we expect to have these wells online in April 2022.

The following table summarizes our oil, natural gas and NGL production and historical operating data for the periods presented on both a historical basis and on a combined pro forma basis, giving effect to the acquisition of the Acquired Companies and the Bighorn Acquisition, for the year ended December 31, 2021, assuming such transactions occurred on January 1, 2021.

	Earthstone Historical		Pro Forma
	For the Year Ended December 31, 2021	For the Year Ended December 31, 2020	For the Year Ended December 31, 2021
Net Production Volumes:
Oil (MBbl)	4,381	3,180	10,420
Natural Gas (MMcf)	14,505	7,282	57,498
NGLs (MBbl)	2,257	1,198	7,664
Total (MBOE)	9,055	5,591	27,667
Average daily production (BOE/d per day)	24,809	15,276	75,798
Average Wellhead Realized Prices (before derivatives):
Oil ($/Bbl)	$67.83	$37.85	$67.96
Natural Gas ($/Mcf)	$3.50	$1.18	$3.61
NGLs ($/Bbl)	$31.76	$13.03	$31.44
Total ($/Bbl)	$46.34	$25.85	$41.80
Operating costs and expenses (per BOE):
Lease operating expense	$5.45	$5.21	$6.77
Production and ad valorem taxes	$2.92	$1.68	$2.89
Depreciation, depletion and amortization	$11.75	$17.24	$9.06
General and administrative expenses	$4.63	$5.05	$2.83

Liquidity

As of March 31, 2022, we had outstanding borrowings of approximately $624 million under our revolving credit facility, with an average interest rate of 3.6%, and $201 million of available borrowing capacity. During the first quarter of 2022, we repaid approximately $86 million in borrowings under our revolving credit facility. We anticipate a purchase price reduction of $131 million at the closing of the Bighorn Acquisition. The Company anticipates $280 million from the issuance of the Preferred Stock. If not earlier accelerated, the issuance of the Preferred Stock will accelerate the repayment of the full $70 million deferred cash payment from the Chisholm Agreement.

Combined Pro Forma Gross and Net Productive Wells
The following table summarizes our gross and net productive oil and natural gas wells by area on a combined pro forma basis, giving effect to the acquisition of the Acquired Companies and the Bighorn Acquisition, as of December 31, 2021. A net well represents our percentage of ownership of a gross well.

	Oil		Natural Gas		Total
	Gross	Net	Gross	Net	Gross	Net
Midland Basin	1,573	1,048	266	197	1,839	1,245
Delaware Basin	179	76	145	56	324	132
Eagle Ford Trend	120	52	0	0	120	52

Combined Pro Forma Acreage
The following table summarizes our gross and net developed and undeveloped acreage by area and state on a combined pro forma basis, giving effect to the acquisition of the Acquired Companies and the Bighorn Acquisition, as of December 31, 2021. Net acreage represents our percentage ownership of gross acreage.

	Developed		Undeveloped		Total
	Gross	Net	Gross	Net	Gross	Net
Midland Basin	224,872	207,289	1,655	1,245	226,526	208,533
Delaware Basin	59,335	33,481	8,424	4,713	67,759	38,194
Eagle Ford Trend	22,164	11,042	2,179	1,638	24,343	12,680
Total	306,371	251,812	12,258	7,596	318,628	259,407
The following table summarizes, as of December 31, 2021, on a combined pro forma basis, giving effect to the acquisition of the Acquired Companies and the Bighorn Acquisition, the portion of our gross and net acreage subject to expiration over the next three years if not successfully developed or renewed.

	Expiring Acreage
	2022		2023		2024		Total
	Gross	Net	Gross	Net	Gross	Net	Gross	Net
Midland Basin	559	535	40	10	1336	609	1,935	1,154
Delaware Basin	7,432	3,721	313	313	80	80	7,825	4,114
Eagle Ford Trend	2,732	2,040	46	41	1,388	635	4,166	2,716
Total	10,723	6,296	399	364	2,804	1,324	13,926	7,984
Approximately 99% of the Midland Basin net acreage is held by production and approximately 85% of the Eagle Ford net acreage is held by production. On a combined basis, our combined pro forma total net acreage is approximately 97% held by production.

Reconciliation of Non-GAAP Financial Measures
Earthstone defined “Adjusted EBITDAX” as net income (loss) plus, when applicable, accretion of asset retirement obligations; depletion, depreciation and amortization; impairment expense; interest expense (net); transactions costs; loss (gain) on sale of oil and gas properties; rig idle and termination expense; exploration expense; unrealized loss (gain) on derivative contracts; settlements on commodity derivatives of Bighorn and Chisholm, stock-based compensation (non-cash and expected to settle in cash); income tax (benefit) expense; and the change in the fair value of Bighorn’s warrant liability. Adjusted EBITDAX is a supplemental financial measure that is not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. We have included information concerning Adjusted EBITDAX because it is used by our Management in evaluating our financial and operating results. Management believes Adjusted EBITDAX is useful because it allows users to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure. Adjusted EBITDAX should not be considered, in isolation, or as a substitute for net income (loss), net cash provided by operating activities or other income or cash flow data prepared in accordance with GAAP, or as a measure of our profitability or liquidity. Adjusted EBITDAX as defined above may not be comparable to similarly titled measures of other companies.
Earthstone defines “Free Cash Flow” as Adjusted EBITDAX, less both interest expense and accrual-based capital expenditures. Free Cash Flow is a supplemental financial measure that is not prepared in accordance with GAAP. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. We have included information concerning Free Cash Flow because it is used by our Management team as an indication of our ability to fund our development activities. Management believes Free Cash Flow is useful because it allows users to more effectively measure our ability to generate additional cash from our operations. Management believes that Free Cash Flow, which measures the ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the Company’s financial performance. Free Cash Flow should be considered in addition to, rather than as a substitute for, consolidated net income as a measure of the Company’s performance and net cash provided by operating activities as a measure of liquidity. Free Cash Flow, as defined above, may not be comparable to similarly titled measures used by other companies.
The following table provides a reconciliation of net income (loss) to Adjusted EBITDAX and a reconciliation of Free Cash Flow to Adjusted EBITDAX on a pro forma basis for the periods indicated:

	Pro Forma Earthstone
	For the Three Months Ended December 31,	For the Year Ended December 31,
(In thousands)	2021	2021
Net income (loss)	$198,113	$94,169

Accretion of asset retirement obligations	513	2,541
Depletion, depreciation and amortization	66,390	247,983
Interest expense, net	19,880	80,910
Transaction costs	1,969	4,875
Gain on sale of oil and gas properties	(25)	(561)
Settlement on commodity derivatives of Bighorn and Chisholm (1)	54,244	118,907
Exploration expense	18	491

Unrealized (gain) loss on derivative contracts	(108,886)	178,749
Stock based compensation	10,573	23,854
Income tax expense	5,929	3,842
Loss from the change in fair value of warrant liability	4,912	4,912
Adjusted EBITDAX	$253,630	$760,672
Interest expense, net	(19,880)	(80,910)
Capital expenditures (accrual basis)	(88,033)	(233,072)
Free Cash Flow	$145,717	$446,690
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(1)    Represents an adjustment to include realized losses during the period on commodity derivatives of Bighorn and Chisholm since Earthstone did not acquire derivative books.